Exhibit 10.5
JABIL INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
(TBRSU – EXECUTIVE)

    This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of October __, 2024 (the “Grant Date”) between JABIL INC., a Delaware corporation (the “Company”), and [______________] (the “Grantee”).

Background Information

    A.    The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Inc. 2021 Equity Incentive Plan (the “Plan”).

    B.    Section 3 of the Plan provides that the Compensation Committee of the Board (the “Committee”) shall have the discretion and right to grant Awards, including Stock Unit Awards representing rights to receive shares, to any Employees or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has made a Stock Unit Award to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

    C.    The Grantee desires to accept the Stock Unit Award and agrees to be bound by the terms and conditions of the Plan and this Agreement.

    D.    Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
Agreement

1.Restricted Stock Units. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee under Section 10 of the Plan [____] restricted stock units (the “Restricted Stock Units”) as of the Grant Date. Each Restricted Stock Unit represents the right to receive a Share if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement. The Grantee shall have no rights as a stockholder of the Company, including no dividend rights and no voting rights, with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Grantee in accordance with Section 4 of this Agreement. The Grantee is required to pay no cash consideration for the grant of the Restricted Stock Units. The Grantee acknowledges and agrees that (i) the Restricted Stock Units and related rights are nontransferable as provided in Section 5 of this Agreement, (ii) the Restricted Stock Units are subject to forfeiture in the event the Grantee’s Continuous Service terminates in certain circumstances, as specified in Section 6 of this Agreement, (iii) sales of Shares delivered in settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by Employees or Non-Employee Directors, including any applicable blackout or other designated periods in which sales of Shares are not permitted, (iv) Shares delivered in settlement will be subject to the Restrictive Covenants specified in Section 7 of this Agreement and any recoupment or Clawback Policy in effect on the Grant Date, including the Executive Compensation Recoupment (Clawback) Policy, or as adopted following the Grant Date to comply with applicable law, including the forfeiture and clawback rights specified in Section 6 of this Agreement, regardless of whether such recoupment or Clawback Policy is applied with prospective or retroactive effect, and (v) any entitlement to dividend equivalents will be in accordance with Section 8 of this Agreement. The extent to which the Grantee’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement except as otherwise provided in Sections 6 and 7 of this Agreement.

2.Vesting. Except as may be otherwise provided in Section 3, Section 6 or Section 7 of this Agreement, the extent to which the Grantee’s rights and interest in the Restricted Stock Units shall become vested shall be determined in accordance with this Section 2. The Grantee’s rights and interest in the Restricted Stock Units shall become vested and non-forfeitable at the rate of thirty percent (30%) of the initial Restricted Stock Units on the first anniversary of the Grant Date, an additional thirty percent (30%) of the initial Restricted Stock Units on the second anniversary of the Grant Date, and an additional forty percent (40%) of the initial Restricted Stock Units on the third anniversary of the Grant Date, provided that the Grantee’s Continuous Service does not terminate prior to the applicable vesting date. A date at which a Restricted Stock Unit is to become vested under this Section 2 is referred to herein as a “Stated Vesting Date.”

3.Change in Control. In the event of a Change in Control, any portion of the Restricted Stock Units that is not yet vested on the date such Change in Control is determined to have occurred:

(a)    shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Service does not terminate prior to the Change in Control Anniversary;

(b)    shall become fully vested on the Date of Termination if the Grantee’s Continuous Service terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or

(c)    shall not become fully vested if the Grantee’s Continuous Service terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Restricted Stock Units have not previously become vested.

This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Restricted Stock Units, and it shall not result in a delay of any vesting or non-vesting of any Restricted Stock Units that otherwise would occur at a Stated Vesting Date under the terms of the standard vesting provision contained in Section 2 of this Agreement.

For purposes of this Section 3, the following definitions shall apply:

(d)    “Cause” means:

(i)    The Grantee’s conviction of a crime involving fraud or dishonesty; or
(ii)    The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;

provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment; negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).

4.Timing and Manner of Settlement of Restricted Stock Units.

(a)    Settlement Timing. Unless and until the Restricted Stock Units become vested and non-forfeitable in accordance with Section 2, Section 3 or Section 6 of this Agreement, the Grantee will have no right to settlement of any such Restricted Stock Units. Restricted Stock Units will be settled under this Section 4 by the Company delivering to the Grantee (or his or her beneficiary in the event of death) a number of Shares equal to the number of Restricted Stock Units that have become vested and non-forfeitable and are to be settled at the applicable settlement date. In the case of Restricted Stock Units that become vested and non-forfeitable at a Stated Vesting Date in accordance with Section 2 of this Agreement, such Restricted Stock Units will be settled at a date (the “Stated Settlement Date”) that is as prompt as practicable after the Stated Vesting Date but in no event later than two and one-half (2-1/2) months after such Stated Vesting Date (settlement that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date or vesting event is referred to herein as “Prompt Settlement”). The settlement of Restricted Stock Units that become vested and non-forfeitable in circumstances governed by Section 3 or Section 6 will be as follows:

(i)    Restricted Stock Units that do not constitute a deferral of compensation under Code Section 409A will be settled as follows:

(A)    Restricted Stock Units that become vested in accordance with Section 6(a) (due to the Grantee’s death) will be settled within the period extending to not later than two and one-half (2-1/2) months after the later of the end of calendar year or the end of the Company’s fiscal year in which death occurred;

(B)    Restricted Stock Units that become vested in accordance with Section 6(b) (due to the Grantee’s termination due to Disability) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Service; and

(C)    Restricted Stock Units that become vested in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the one-year period following a Change in Control) will be settled in a Prompt Settlement following the applicable vesting date or vesting event under Section 3(a) or 3(b).

(ii)    Restricted Stock Units that constitute a deferral of compensation under Code Section 409A (“409A RSUs”) will be settled as follows:

(A)    409A RSUs that become vested in accordance with Section 6(a) (due to the Grantee’s death) will be settled on the 30th day after the date of the Grantee’s death;

(B)    409A RSUs that become vested in accordance with Section 6(b) (due to the Grantee’s termination due to Disability) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Service, subject to Section 10(b) (including the six-month delay rule); and

(C)    409A RSUs that become vested in accordance with Section 3(a) (on the Change in Control Anniversary), if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), will be settled in a Prompt Settlement following the first anniversary of the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control, such 409A RSUs will be settled in a Prompt Settlement following the earliest of the applicable Stated Vesting Date, one year after a 409A Change in Control not related to the Change in Control or the termination of the Grantee’s Continuous Service subject to Section 10(b) (including the six-month delay rule); and

(D)    409A RSUs that become vested in accordance with Section 3(b) (during the one-year period following a Change in Control) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Service, subject to Section 10(b) (including the six-month delay rule).

(b)    Manner of Settlement. The Company may make delivery of Shares in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Grantee (or his beneficiary in the event of death), registered in the name of the Grantee (and any joint name, if so directed by the Grantee), or by depositing such Shares into a stock brokerage account maintained for the Grantee (or of which the Grantee is a joint owner, with the consent of the Grantee). In no event will the Company issue fractional Shares.
(c)    Effect of Settlement. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that have been paid and settled. Although a settlement date or range of dates for settlement are specified above in order to be exempt from or comply with Code Section 409A, the Company retains discretion to determine the settlement date, and no Grantee or beneficiary of a Grantee shall have any claim for damages or loss by virtue of the fact that the market price of the Shares was different on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date (any claim relating to settlement will be limited to a claim for delivery of Shares and related dividend equivalents).
5.Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Restricted Stock Units, related rights to dividend equivalents or any other rights relating thereto, whether outright or as security, with or without consideration, voluntary or involuntary, and the Restricted Stock Units, related rights to dividend equivalents and other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Grantee will be entitled to designate a beneficiary or beneficiaries to receive any settlement in respect of the Restricted Stock Units upon the death of the Grantee, in the manner and to the extent permitted by the Committee. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.

6.Forfeiture and Clawback; Termination due to Death or Disability. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his or her rights and interest in the Restricted Stock Units and related dividend equivalents if his or her Continuous Service terminates for any reason before the Restricted Stock Units become vested in accordance with Section 2 or Section 3 of this Agreement, or if the Grantee violates the Restrictive Covenant provisions specified in Section 7 or if the Grantee commits an act or omission constituting Cause as defined in Section 2 of the Plan, including but not limited to a substantial violation of the Company’s Code of Conduct. If the Grantee violates the Restrictive Covenant provisions specified in Section 7 or if the Grantee commits an act or omission constituting Cause as defined in Section 2 of the Plan, determined as of the vesting date or vesting event, the Grantee must reimburse the Company the full value of any vested Restricted Stock Units and the Shares issued, determined as of the vesting date or vesting event, and related dividend equivalents and any other related rights. The forfeiture and clawback rights under this Section apply irrespective of whether the conduct was discovered during the course of the Grantee’s employment.

(a)    Death. In the event that the Grantee’s Continuous Service terminates due to death at a time that any of the Grantee’s Restricted Stock Units have not yet vested, such Restricted Stock Units shall not be forfeited but instead shall become fully vested at the date of death.
(b)    Disability. In the event that the Grantee’s Continuous Service terminates due to Disability at a time that any of the Grantee’s Restricted Stock Units have not yet vested, such Restricted Stock Units shall not be forfeited but instead shall become fully vested at the date of termination, provided that such accelerated vesting will only apply if the Grantee executes the agreement, if any, required under Section 6(c).

(c)    Execution of Separation Agreement and Release. Unless otherwise determined by the Committee, as a condition to the accelerated vesting of Restricted Stock Units under Section 6(b), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Committee, setting forth reincorporated, updated or revised covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Restricted Stock Units subject to Section 6(a), and the Shares issued or issuable in settlement of the Restricted Stock Units, and related dividend equivalents and any other related rights, in the event of the Grantee’s failure to comply with the terms of such agreement. The Committee will provide the form of such agreement to the Grantee, and the Grantee must execute and return such form within the period specified by law and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any Restricted Stock Units subject to Section 6(b) or related rights would be required to be settled before the Agreement Effectiveness Deadline, the settlement shall not be delayed pending the receipt and effectiveness of the agreement, but any such Restricted Stock Units or related rights settled before such receipt and effectiveness shall be subject to clawback in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.

7.Restrictive Covenants. The Company and including its Subsidiaries ("Jabil") is the owner and possessor of numerous trade secrets and highly-sensitive business information about its finances, operations, business development / acquisition / divestiture / merger methods and strategies, customers (and potential customers), vendors (and potential vendors), employees, contractors and consultants and other matters that could be valuable to Jabil’s competitors. The Grantee is in possession of such sensitive information acquired during Jabil employment and, further, the Grantee has developed valuable contacts and relationships with Jabil customers (and potential customers), vendors (and potential vendors), acquisition targets and representatives, employees, contractors and consultants.

(a) As the Award is intended to encourage the Grantee to continue employment with Jabil, during which time the Grantee will have access to Jabil's confidential information and trade secrets, during the term of the Grantee’s employment and for a period of one (1) year following the separation from employment, regardless of the reason for or the manner of termination, the Grantee shall not, without the written consent of the General Counsel of the Company or his/her designee:

(i) perform duties or undertake responsibilities in any capacity for a Competitor in the same countries or regions that the Grantee previously performed services during the two (2) year period preceding Grantee's separation from employment that are the same or substantially similar to those duties or responsibilities that the Grantee performed or undertook for Jabil during such two (2) year period;

(ii) interfere with or engage in any activity to persuade or attempt to persuade any person or entity that has a business relationship with Jabil to not do business with or cease doing business with Jabil, to reduce the amount of business historically done with Jabil or to otherwise alter the actual business relationship with Jabil; or

(iii) solicit any Jabil employee to end or modify his/her relationship with Jabil for employment outside of Jabil.

If the Grantee resides and/or primarily works in the State of California, then the foregoing restrictions in (i) and (ii) above shall not apply after the end of the Grantee’s employment. Further, if the Grantee’s employment is based in the Commonwealth of Massachusetts, then (1) the restriction in (i) above shall not take effect until ten (10) business days after Grantee signs this Agreement, and (2) the restriction in (i) above shall not apply if Grantee’s employment is terminated by the Company other than for Cause (as defined in Grantee’s employment agreement, or, in the absence of such definition, as defined in Section 3 hereof).

(b)     Unless compelled by subpoena or as otherwise permitted under this Section 7, Grantee will not at any time use or talk about, write about, disclose in any manner or publicize:

(i) Jabil’s business, operations or employment data, policies or practices; or
(ii) The proprietary or trade secret or confidential information of Jabil (including without limitation merger and acquisition strategies, methods, and plans), or of its customers, vendors, merger/acquisition candidates, employees, contractors or consultants.

Notwithstanding the foregoing, nothing herein shall be construed to prevent Grantee from engaging in concerted activity regarding working conditions, as protected by the National Labor Relations Act.

(c) As used herein, “Competitor” means

any individual or entity which competes with Jabil or any customers of Jabil with whom Grantee had substantial contact during the two (2) year period preceding Grantee’s separation from Jabil or any of their current or future parents, subsidiaries, divisions, or direct or indirect affiliates ("affiliates" to include any entity in which the named entity has or from time to time may have a majority equity interest) anywhere in the world.

(d) During the period of one (1) year following termination of the Grantee’s employment with Jabil, the Grantee agrees to notify the Company in writing prior to accepting new employment, or engaging in any other activity which may violate this Agreement, and the Grantee agrees to provide in such notice information concerning the anticipated new employment or activity, including, but not limited to: name of employer; address of employer; job title; and scope and responsibilities of the new position. The Grantee recognizes that such duty of notification is not affected by the Grantee’s belief that such employment may perhaps not violate this Agreement or otherwise be unfairly competitive with Jabil. The Grantee’s written notice should be addressed to General Counsel of the Company. Provided, however, the foregoing notice requirement shall not apply if the Grantee resides and/or primarily works in the State of California.

(e) During the period of one (1) year following termination of the Grantee’s employment with Jabil, the Grantee shall provide a copy of Section 7 of this Award Agreement to each new employer before starting in any new employment. The Grantee agrees that the Company may notify any third party about the Grantee’s obligations under Section 7 of this Award Agreement until such obligations are fulfilled.

(f) If any provision of this Section 7 is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be deemed to be severed from the Award Agreement and such invalidity, illegality or unenforceability will not affect any other provision of the Award Agreement, all of which shall remain valid and enforceable. Notwithstanding the foregoing, if a court of competent jurisdiction determines that the covenants contained in this Section 7 are unenforceable because they are overbroad in some respect, to the full extent permitted by applicable law, the court shall revise or reform any aspect of this Section 7 so as to make the scope of such Section 7 as broad as can be enforced under applicable law. A ruling that any provision of this Section 7 regarding post-employment obligations is unenforceable does not impact the Company’s ability to execute rights regarding forfeiture and clawback.

(g) In the event of an anticipated or actual breach by the Grantee of this Section 7, the Grantee acknowledges and agrees that damages would not be an adequate remedy to compensate Jabil for the harm to the business of Jabil and, in such event, agrees that Jabil shall be entitled to a temporary restraining order and to temporary injunctive relief to prevent or terminate such anticipated or actual breach, provided, however, that nothing in this Agreement shall be construed to limit any permanent relief to which Jabil may be entitled or the damages otherwise recoverable by Jabil in any such event.

(h) If the Grantee violates any aspect of this Section 7, or any duty of loyalty or confidentiality imposed by law, in addition to any damages that the Grantee may be required to pay, the Grantee understands and agrees that the Grantee shall be required to reimburse Jabil for all its costs incurred to enforce this Agreement, including but not limited to, all attorneys’ fees.

Notwithstanding the foregoing, no provision of this Section 7 is intended to or shall limit, prevent, impede or interfere with the Grantee's non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding Jabil's past or future conduct, engage in any activities protected under whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Grantee does not need prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Grantee has made such reports or disclosures. Further, the parties acknowledge that, as provided by the Federal Defend Trade Secrets Act, Grantee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
8.Dividend Equivalents; Adjustments.

(a)    Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of a Restricted Stock Unit, the Grantee will accrue dividend equivalents on Restricted Stock Units (including electively deferred 409A RSUs, as applicable to U.S. taxpayers) equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding Share on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes (subject to Section 9).

(b)    Adjustments. The number of Restricted Stock Units (including electively deferred 409A RSUs, as applicable to U.S. taxpayers) credited to the Grantee shall be subject to adjustment by the Company, in accordance with Section 12 of the Plan, in order to preserve without enlarging the Grantee’s rights with respect to such Restricted Stock Units. Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Grantee under Section 8(a) in connection with such transaction or event. In the case of an extraordinary cash dividend, the Committee may determine to adjust the Grantee’s Restricted Stock Units under this Section 8(b) in lieu of crediting cash dividend equivalents under Section 8(a). Restricted Stock Units credited to the Grantee as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Restricted Stock Units prior to the adjustment.
9.Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee's employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates, if any. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Grantee shall satisfy his or her obligation to advance the Tax-Related Items by the Company withholding whole Shares which would otherwise be delivered to Grantee upon vesting of the Restricted Stock Units having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Tax-Related Items. Notwithstanding the foregoing, the Grantee may elect to satisfy his or her obligation to advance the Tax-Related Items by any of the following means:
(a)    a cash payment to the Company;
(b)    withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or
(c)     withholding from dividend equivalent payments (payable in cash) related to the Shares to be delivered at settlement.
To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable withholding rates but not exceeding the maximum statutory withholding rates. If the obligation for

Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.

    Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
10.Code Section 409A.

(a)    General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 10 will apply in order that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to provide that all Restricted Stock Units, and related dividend equivalents and any other related rights, are exempt from or otherwise comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A. As applicable to U.S. taxpayers, other restrictions and limitations under any deferred compensation plan or general rules applicable to deferrals apply to electively deferred 409A RSUs and related dividend equivalents and, if those provisions apply and are compliant with Code Section 409A, they shall take precedence over inconsistent provisions of this Section 10.
(b)    Restrictions on 409A RSUs. In the case of any 409A RSUs, the following restrictions will apply:

(i)    Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of Continuous Service (or other termination of employment) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any settlement based on such termination.

(ii)    Six-Month Delay Rule. The "six-month delay rule" will apply to 409A RSUs if these four conditions are met:

(A)    the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;
(B)    a payment in settlement is triggered by such separation from service; and
(C)    the Grantee is a “specified employee” under Code Section 409A.
If it applies, the six-month delay rule will delay a settlement of 409A RSUs triggered by separation from service where the settlement otherwise would occur within six months after the separation from service, subject to the following:

(D)    any delayed payment shall be made on the date six months and one day after separation from service;
(E)    during the six-month delay period, accelerated settlement will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and
(F)    any settlement that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

(c)    Other Compliance Provisions. The following provisions apply to Restricted Stock Units:

(i)    Each tranche of Restricted Stock Units (including dividend equivalents accrued thereon) that is scheduled to vest at a separate Stated Vesting Date under Section 2 shall be deemed a separate payment for purposes of Code Section 409A.
(ii)    The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Service) of 409A RSUs, without changing the settlement terms of such 409A RSUs.
(iii)    It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).
(iv)    For U.S. taxpayers, any election to defer settlement of Restricted Stock Units must comply with the election timing rules under Code Section 409A.
(v)    Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a 409A RSU except to the extent necessary to preserve the status of such Restricted Stock Unit as not being a "deferral of compensation" under Code Section 409A.
(vi)    If any mandatory term required for 409A RSUs or other Restricted Stock Units, or related dividend equivalents or other related rights, to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.
(vii)    In the case of any settlement of Restricted Stock Units during a specified period following the Stated Vesting Date or other date triggering a right to settlement, the Grantee shall have no influence (other than permitted deferral elections, as applicable to U.S. taxpayers) on any determination as to the tax year in which the settlement will be made.
(viii)    In the case of any Restricted Stock Unit that is not a 409A RSU, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Service has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Service due to such Disability.
(ix)    If the Company has a right of setoff that could apply to a 409A RSU, such right may only be exercised at the time the 409A RSU would have been settled, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the settlement date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.
11.No Effect on Employment or Rights under the Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an Award.

12.Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

13.Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan, any rules adopted by the Company or the Committee and applicable to this Agreement and the terms of any elective deferral of the Grantee applicable to the Restricted Stock Units for U.S. taxpayers, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

14.Grantee Acknowledgements and Consents.

(a)    Data Privacy. As communicated in Jabil’s Notice of Data Collection, Processing and Transfer of Employee Personal Data, as updated from time to time.

Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests. In those jurisdictions where the Grantee's consent to the processing of the Grantee's personal data is required, the Grantee expressly and explicitly consents to the collection, processing and transfer practices as described herein.
Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Grantee’s data to the U.S. is the Grantee's consent (where required) or that it is authorized by the Company’s use of the standard data protection clauses adopted in accordance with applicable law.
Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
Voluntariness and Consequences of Consent Denial or Withdraw. The Grantee's participation in the Plan and his or her grant of consent, if required, is purely voluntary. The Grantee may reject participation in the Plan or withdraw the Grantee's consent, if applicable, at any time. If the Grantee rejects participation in the Plan, does not consent, if applicable, or withdraws his or her consent, if applicable, the Grantee may be unable to participate in the Plan. This would not affect the Grantee's existing employment or salary; instead, the Grantee merely may forfeit the opportunities associated with the Plan.

Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

(b)    Voluntary Participation. The Grantee's participation in the Plan is voluntary. The value of the Restricted Stock Units is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c)    Electronic Delivery and Acceptance. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE CONSENTS AND AGREES THAT SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ANY AND ALL PROCEDURES THE COMPANY HAS ESTABLISHED OR MAY ESTABLISH FOR ANY ELECTRONIC SIGNATURE SYSTEM FOR DELIVERY AND ACCEPTANCE OF ANY PLAN DOCUMENTS, INCLUDING THIS AGREEMENT, THAT THE COMPANY MAY ELECT TO DELIVER AND AGREES THAT HIS ELECTRONIC SIGNATURE IS THE SAME AS, AND WILL HAVE THE SAME FORCE AND EFFECT AS, HIS MANUAL SIGNATURE. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMMITTEE. THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMMITTEE. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE ACKNOWLEDGES THAT HE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING THE GRANTEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.
(d)    Unfunded Plan. The Grantee acknowledges and agrees that any rights of the Grantee relating to the Grantee’s Restricted Stock Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee's entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.

15.Additional Acknowledgements. By accepting this Agreement electronically, the Grantee and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in its entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to electronically accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement.

16.Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Restricted Stock Unit grant and any Shares issued pursuant to this Agreement shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment, if different).

Acceptance by the Grantee

By selecting the “I accept” box on the website of the Company’s administrative agent, the Grantee acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement, including the restrictive covenant provisions, and any other rules, agreements or other terms and conditions incorporated herein by reference.

COUNTRY APPENDIX
ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED STOCK UNIT AWARD AGREEMENT

This Country Appendix ("Appendix") includes the following additional terms and conditions that govern the Grantee’s Stock Award for all Grantees that reside and/or work outside of the United States.

Notifications
This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Shares are delivered in settlement of the Restricted Stock Units, or the Grantee sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Subsidiaries, nor the Committee is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.
Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.
Terms and Conditions Applicable to All Non-U.S. Jurisdictions

English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Stock Award, be drawn up in English. The Grantee further acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Agreement, the Plan and any rules, procedures, forms or documents related to the Stock Award. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Stock Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Repatriation; Compliance with Laws. The Grantee agrees, as a condition of the grant of the Stock Award, to repatriate all payments attributable to the Award and/or cash acquired under the Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Grantee. The Company and the Committee reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Committee determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee.

Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Stock Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted Stock Awards as a consequence of the commercial relationship between the Company and the Company’s Subsidiary that employs the Grantee, and the Company’s Subsidiary that employs the Grantee is the Grantee’s sole employer. Based on the foregoing, the Grantee expressly recognizes that (a) the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Subsidiary that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Committee, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary that employs the Grantee.

Private Placement. The grant of the Stock Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Stock Award is not subject to the supervision of the local securities authorities.

Additional Acknowledgements. The GRANTEE also acknowledges and agrees to the following:

•The grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards or benefits in lieu of the Stock Award even if Stock Awards have been granted repeatedly in the past.

•The future value of the Shares and any related dividend equivalents is unknown and cannot be predicted with certainty.

•No claim or entitlement to compensation or damages arises from the forfeiture of the Stock Award or any of the Restricted Stock Units or related dividend equivalents, the termination of the Plan, or the diminution in value of the Restricted Stock Units or Shares, and the Grantee irrevocably releases the Company, its Subsidiaries, the Committee and their affiliates from any such claim that may arise.

•None of the Company, its Subsidiaries, nor the Committee is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Restricted Stock Units, or the Grantee’s acquisition or sale of the Shares delivered in settlement of the Restricted Stock Units. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Terms and Conditions Applicable to All EU/EEA Jurisdictions, Switzerland and the United Kingdom

Data Privacy. As communicated in Jabil’s Notice of Data Collection, Processing and Transfer of Employee Personal Data, as updated from time to time.

(a)Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests.
(b)Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the United States (“U.S.”), which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
(c)International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company and its service providers are based. The Company’s legal basis for the transfer of the Grantee’s data to the U.S. is that it is authorized by the Company’s participation in the EU-U.S. Privacy Shield and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)  Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in the Grantee’s jurisdiction. Depending on where the Grantee is based, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

Notifications Applicable to Austria
Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, the Grantee may be entitled to revoke the Grantee’s acceptance of the Agreement (and thereby revoke his acceptance of the Restricted Stock Units) under the conditions listed below:
    (i) If the Grantee accepts the Stock Award, the Grantee may be entitled to revoke the Grantee’s acceptance; provided the revocation is made within one week after such electronic acceptance of the Agreement.
    (ii) The revocation must be in written form to be valid and will revoke both acceptance of the Agreement and acceptance of the Restricted Stock Units awarded thereunder. It is sufficient if the Grantee returns the Agreement to the Committee or a Company representative with language which can be understood as a refusal to conclude or honor the Agreement; provided the revocation is sent within the period discussed above.
Exchange Control Information. The Grantee may be required to comply with certain exchange control obligations if the Grantee holds securities (including Shares) or cash (including proceeds from the sale of such Shares) outside of Austria. If the transaction volume of all of the Grantee’s accounts abroad meets or exceeds €10,000,000, the movement and balance of all accounts must be reported monthly to the Austrian National Bank, as of the last day of the month, on or before the fifteenth day of the following month using the prescribed form “Meldungen SI-Forderungen und/oder SI-Verpflichturngen.”
If the Grantee holds shares of common stock acquired under the Plan outside of Austria, the Grantee must submit a report to the Austrian National Bank. An exemption applies if the value of the shares of common stock as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is met or exceeded, quarterly obligations are imposed, whereas if the latter threshold is met or exceeded, annual reports must be filed with the Austrian National Bank. The deadline for filing the quarterly report is the 15th day of the month following the end of the relevant quarter. The deadline for filing the annual report is January 31st of the following year.
Terms and Conditions Applicable to Canada

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, this Appendix or the Plan, the Stock Award shall be settled only in Shares of the Company (and may not be settled in cash).

Securities Law Information. The Grantee is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Use of English Language. The Grantee acknowledges and agrees that it is the Grantee's express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir souhaité expressément que la convention ainsi les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

Tax Reporting Information. The Grantee is required to report any foreign specified property (including Shares acquired under the Plan) to the Canada Revenue Agency on Form T1135 (Foreign Income Verification Statement) if the total cost of the Grantee’s foreign specified property exceeds C$100,000 at any time in the year. The form must be filed by April 30th of the following year. Foreign specified property also includes unvested Restricted Stock Units (generally at nil cost) if the

C$100,000 cost threshold is exceeded because of other foreign specified property. The Grantee should consult with his or her personal tax advisor to determine his or her reporting requirements.

Termination of Employment. For purposes of the Stock Award, except as otherwise provided under applicable law, the date of the Grantee’s termination of employment shall be the date that is the earliest of (i) the date on which the Grantee’s employment is terminated, (ii) the date on which the Grantee receives notice of termination, or (iii) the date on which the Grantee is no longer actively providing services to the Company or any Subsidiary, regardless of any notice period or period of pay in lieu of such notice required under applicable employment laws in the jurisdiction where the Grantee is employed (including, but not limited to statutory law, regulatory law and/or common law) or the terms of the Grantee’s employment agreement, if any. The Company shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be providing services while on a leave of absence).

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to vesting during a statutory notice period, the Grantee’s right to vest in the Stock Award under the Plan, if any, will terminate effective as of the last day of the Grantee’s minimum statutory notice period, but the Grantee will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the Grantee’s statutory notice period, nor will the Grantee be entitled to any compensation for lost vesting.

Data Privacy. The Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan. The Grantee further authorizes the Company and any Subsidiary to disclose and discuss the Plan with their advisors and to record all relevant information and keep such information in the Grantee’s employee file.

Terms and Conditions Applicable to China

Satisfaction of Regulatory Obligations. If the Grantee is a national of the Peoples’ Republic of China (“PRC”), this Restricted Stock Unit grant is subject to additional terms and conditions, as determined by the Company in its sole discretion, in order for the Company to obtain the applicable approvals from the PRC State Administration of Foreign Exchange (“SAFE”) to permit the operation of the Plan in accordance with applicable PRC exchange control laws and regulations.

Immediate Sale of Shares. If the Grantee is a PRC national, he or she will be required to immediately sell all Shares acquired upon vesting of the Restricted Stock Units (in which case, this Appendix shall give the Company the authority to issue sales instructions on the Grantee’s behalf). The Grantee agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Grantee acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of Shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any tax withholding, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Grantee in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. The Grantee understands and agrees that, if the Grantee is subject to exchange control laws in China, the Grantee will be required immediately to repatriate to China the proceeds from the sale of any Shares acquired under the Plan. The Grantee further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company in China, and he or she hereby consents and agrees that proceeds from the sale of Shares acquired under the Plan may be transferred to such account by the Company on his or her behalf prior to being delivered to the Grantee and that no interest shall be paid with respect to funds held in such account. The proceeds may be paid to the Grantee in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Grantee understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid in local currency, the Grantee acknowledges that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Grantee agrees to bear any currency fluctuation risk between the time the Shares are sold and the net proceeds are converted into local currency and distributed to the Grantee. The Grantee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company shall not be liable for any costs, fees, lost interest or dividends or other losses the Grantee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Stock Award in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
Data Privacy: Data Collection and Usage. The Company collects, processes and uses personal data about the Grantee, including but not limited to, the Grantee’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, rights or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, which the Company receives from the Grantee or the Grantee’s employer. In order for the Grantee to participate in the Plan, the Company will collect his or her personal data for purposes of allocating the Restricted Stock Units and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Grantee’s personal data is based on the Grantee’s consent, the necessity for Company’s performance of its obligations under the Plan and pursuant to the Company’s legitimate business interests, and the Grantee hereby confirms and agrees that the Company shall be entitled to collect, process, use and cross-border transfer such personal data for the purpose of implementation of the Plan.
Data Privacy: Stock Plan Administration and Service Providers. The Company may transfer the Grantee’s data to one or more third party stock plan service providers based in the U.S., which may assist the Company with the implementation, administration and management of the Plan. Such service provider(s) may open an account for the Grantee to receive and trade Shares. The Grantee may be asked to acknowledge, or agree to, separate terms and data processing practices with the service provider(s).
Data Privacy: International Data Transfers. The Grantee’s personal data will be transferred from the Grantee’s country to the U.S., where the Company is based, and may be further transferred by the Company to the U.S., where its service providers are based.
Data Privacy: Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be ten (10) years after the Grantee participates in the Plan, the Company will delete such data, or make data anonymization on its systems. If the Company keeps the data longer, it would be to satisfy any applicable legal or regulatory obligations.
Data Privacy: Data Subject Rights. The Grantee understands that he or she may have a number of rights under data privacy laws in China. Subject to the applicable data protection laws and regulations in China, as updated from time to time, such rights may include the right to (i) request access or copies of personal data processed by the Company, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions or reject on processing of data, (v) portability of data, (vi) lodge complaints with competent authorities in the Grantee’s jurisdiction, (vii) request for an explanation on the data processing rules, and/or (viii) receive a list with the names and addresses of any potential recipients of the Grantee’s personal data. To receive clarification regarding these rights or to exercise these rights, the Grantee can contact his or her local human resources department.

Restrictive Covenants. In consideration for the Grantee’s performance of the post-termination non-compete obligation under Section 7(a)(i) of this Agreement, the Grantee’s employer shall, subject to the paragraph below, pay to the Grantee the higher of (a) the minimum non-compete compensation, if any, required by the applicable local laws and regulations where the Grantee is employed, and (b) the non-compete compensation, if any, that has been agreed by and between the Grantee and its employer in any separate non-compete agreement. The employer shall no longer be obligated to pay the Grantee the above-mentioned compensation if during the non-compete period in Section 7(a) the employer releases the Grantee from the non-compete restriction under Section 7(a) by giving the Grantee a notice, or the Grantee accepts new employment or engages in any other activity with a Competitor with the written consent of the employer, or there occurs any other circumstance that the Grantee is no longer able to work (e.g., death or disability).

Terms and Conditions Applicable to Denmark

Treatment of Stock Awards Upon Termination of Employment. Notwithstanding any provision in the Agreement or the Plan to the contrary, if the Grantee is determined to be an “Employee,” as defined in Section 2 of the Danish Act on the Use of Rights to Purchase or Subscribe for Shares etc. in Employment Relationships (the “Stock Option Act”), the treatment of the Stock

Award upon the Grantee’s termination of employment may be governed by Sections 4 and 5 of the Stock Option Act. However, if the provisions in the Agreement or the Plan governing the treatment of the Stock Award upon termination of employment are more favorable, then the provisions of the Agreement or the Plan shall govern.
Foreign Asset / Account Reporting Information. The new Danish Tax Reporting Act that entered into force on January 1, 2019, removed the rules that previously obligated individuals to inform the Danish Tax Administration about shares held in foreign bank or brokerage accounts and deposit accounts with a foreign bank or broker. The use of the relevant Forms V and K are discontinued as of January 1, 2019 and replaced by automatic exchange of information regarding bank and brokerage accounts. However, the Grantee must still report foreign bank/broker accounts and their deposits, as well as shares held in a foreign bank or broker account in the Grantee's tax return under the section on foreign affairs and income.
Labor Law Acknowledgment. By accepting the Stock Awards, the Grantee understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.
Terms and Conditions Applicable to Finland

Foreign Asset/Account Reporting Information. There are no specific reporting requirements with respect to foreign assets/accounts. However, please note that the Grantee must check their pre-completed tax return to confirm that the ownership of shares and other securities (foreign or domestic) are correctly reported. If the Grantee finds any errors or omissions, the Grantee must make the necessary corrections electronically or by sending specific paper forms to the local tax authorities.
Terms and Conditions Applicable to France
Tax Information. The Stock Award is not intended to be a French-qualified award.
Language Consent. By accepting the Award and the Agreement, which provides for the terms and conditions of the Award, the Grantee confirms having read and understood the documents relating to this grant (the Plan and the Agreement, including this Appendix) which were provided in English language. The Grantee accepts the terms of those documents accordingly. En acceptant l’Attribution et ce Contrat qui contient les termes et conditions de l'Attribution, le Bénéficiaire confirmez avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat, ainsi que la présente Annexe) qui vous ont été transmis en langue anglaise. Le Bénéficiaire acceptez ainsi les conditions et termes de ces documents.

Foreign Asset / Account Reporting Information. The Grantee should report all foreign accounts (whether open, current or closed) to the French tax authorities on Form No. 3916 which must be filed together with his / her annual tax return. Failure to comply could trigger significant penalties. The Grantee should consult his / her personal advisor to ensure compliance with applicable reporting obligations.

Notifications Applicable to Germany
Exchange Control Information. Cross border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). The Grantee understands that in the event he or she receives a payment in excess of this amount in connection with the sale of securities (including Shares acquired under the Plan), the Grantee must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. If the Grantee's acquisition of shares under the Plan leads to a so-called qualified participation at any point during the calendar year, the Grantee will need to report the acquisition when he or she files his or her tax return for the relevant year (at the latest 14 months after the end of such calendar year). A qualified participation is attained if (i) the value of the shares acquired exceeds €150,000 (if the Grantee owns 1% or more of the Company’s common stock) or (ii) in the unlikely event the Grantee holds shares of common stock exceeding 10% of the Company's total common stock. The Grantee will be responsible for obtaining the appropriate form from a German federal bank and complying with the applicable reporting obligations.

Notifications Applicable to Hong Kong

Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Appendix or the Plan, the Stock Award shall be settled only in Shares of the Company (and may not be settled in cash).

IMPORTANT NOTICE. WARNING: The Agreement, the Plan and all other materials pertaining to the Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee understands that the Grantee is hereby advised to exercise caution in relation to the offering thereunder and that if the Grantee has any doubts about any of the contents of the aforementioned materials, the Grantee should obtain independent professional advice. The Stock Awards and any Shares issued pursuant to the Stock Awards do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of the Company or its subsidiaries, affiliates and joint ventures. The terms, including this Agreement, the Plan and other incidental communication materials distributed in connection with the Stock Awards (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the employer, the Company or its subsidiaries, affiliates and joint ventures and may not be distributed to any other person.
Sale of Shares. Shares of common stock received at vesting are accepted as a personal investment. In the event the restricted period on the Grantee’s Stock Awards expires within six months of the Grant Date and Shares of common stock are issued to the Grantee, the Grantee agrees that they will not offer to the public or otherwise dispose of the Shares of common stock prior to the six-month anniversary of the Grant Date.
Notifications Applicable to Hungary

Reporting Requirement. The Grantee acknowledges that the Plan has to be reported on behalf of the Company to the Hungarian National Bank in its capacity as controlling authority of the stock market in Hungary within 15 days of the issuance of the Shares.
Securities Law Information. Based on this Agreement the grant of the Stock Award is not intended to be a public offering of securities but rather intended to be a private placement, however, in case of any public offering event to which EU Prospectus Regulation 2017/1129 is applicable, there is a special exemption for employee-share schemes from the obligation to publish a prospectus.
Notifications Applicable to India
Exchange Control Notification. The Grantee understands that they must repatriate any proceeds from the sale of shares of common stock under the Plan and any dividends or any dividend equivalents received in relation to the shares of common stock to India and convert the proceeds into local currency within such time as prescribed under applicable Indian exchange control laws as may be amended from time to time. The Grantee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Grantee’s employer requests proof of repatriation.
Foreign Asset/Account Reporting Notification. The Grantee is required to declare any foreign bank accounts and any foreign financial assets (including shares of common stock held outside of India) in their annual income tax return. It is the Grantee’s responsibility to comply with this reporting obligation and the Grantee should consult their personal legal advisor to determine whether the obligation applies to their personal situation.
Recoupment Policy. Notwithstanding anything to the contrary in the Plan or this Stock Award, if (i) the Committee, exercising its discretion pursuant to the compensation recoupment policy, requires reimbursement of all or a portion of compensation received by the Grantee, then all Restricted Stock Units held by the Grantee, whether vested or unvested, shall be immediately and automatically forfeited, and all the Grantee’s rights to such Restricted Stock Units shall immediately terminate, as of the date of termination of employment; and, upon request of the Company, the Grantee shall transfer back to the Company all shares of common stock acquired with respect to Restricted Stock Units then held by the Grantee at the lowest price permitted by applicable law (including for no consideration, if permitted) and/or repay the Company in cash for the value of any Restricted Stock Units that were previously settled by the Company by way of a lump sum payment or in tranches, in accordance with the applicable law and if required obtain necessary statutory approvals.
Settlement of Stock Award after termination of employment (“Settlement”). If the Stock Award, or a part of it, is settled with the Grantee after the Grantee’s Continuous Service terminates like in Sections, including but not limited to, 4(a)(i), 4(a)(ii) or

6(a) of this Agreement, such Settlement shall be carried out only if permitted by, and in accordance with, the Indian exchange control laws including but not limited to the Foreign Exchange Management (Overseas Investment) Rules, 2022, as amended from time to time. If the Settlement, whether in whole or in part, is not so permitted under the Indian exchange control laws in force at the time, then Committee or the Company shall have sole discretion to decide an alternative manner in which the Stock Award may be settled in favour of the Grantee. It is hereby clarified that the discretion allowed to the Committee and Company can also include forfeiture of the Stock Award, entirely or in part, to the extent that Settlement is not permitted under the applicable Indian exchange control laws in force at the time of Settlement.
Compliance obligations of the Indian employer (“Indian Company”). On any settlement or divestment of shares underlying this Stock Award and/or reinvestment of proceeds from the sale of such shares, Grantee agrees to provide to the Indian Company in due time, true and accurate details regarding all such transactions, including amount of proceeds received, other shares acquired by Grantee (including potentially shares in other entities unrelated to the Company, and all supporting documenting evidencing such transactions (such as bank account statements or share certificates). It is hereby clarified that the Grantee also permits the Indian Company to disclose such information to an Authorized Dealer Bank, Reserve Bank of India or any other regulatory authority, to comply with the Indian Company’s reporting obligations under the Indian exchange control laws or any other laws applicable at that point in time.
Notifications Applicable to Indonesia
Language Acknowledgment. A translation of the documents relating to this grant into Bahasa Indonesia can be provided to the Grantee upon request to the Company’s HR department. By accepting the Stock Awards, the Grantee (i) confirms, having read and understood the documents relating to this grant (i.e., the Terms, including this supplement, and the Plan) which were provided in the English language, (ii) accept the terms of these documents accordingly, and (iii) agrees not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem and the Presidential Regulation No. 63 of 2019 on the Use of Indonesian Language, and any amendments or modifications thereof.
Persetujuan dan Pemberitahuan Bahasa. Terjemahan Bahasa Indonesia dari dokumen-dokumen terkait dengan pemberian ini dapat disediakan untuk anda berdasarkan permintaan kepada the Company’s HR department. Dengan menerima Penghargaan ini, anda (i) mengkonfirmasi bahwa telah membaca dan memahami dokumen-dokumen berkaitan dengan pemberian ini (yaitu, Syarat-syarat anda, termasuk suplemen ini dan Program) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan dan Peraturan Presiden No. 63 Tahun 2019 tentang Penggunaan Bahasa Indonesia, serta setiap perubahan atau modifikasinya.
Foreign Asset/Account Reporting Notification. The Grantee has the obligation to report your worldwide assets (including foreign accounts and shares of common stock acquired under the Plan) in your annual individual income tax return. As these assets may also be considered as “overseas financial assets”, the Grantee will be required to report them to Bank Indonesia.
Exchange Control Notification. In general, no exchange control approvals are required in Indonesia. However, foreign exchange activity is subject to certain reporting requirements. For foreign currency transactions exceeding USD 25,000 in a month, the underlying document of that transaction will have to be submitted to the relevant local bank. If there is a change of position of any the foreign assets the Grantee holds (including shares acquired under the Plan), the Grantee must report this change in position (i.e., sale of shares) to the Bank of Indonesia no later than the 15th day of the month following the change in position. For transactions of USD 100,000 or more (or its equivalent in other currency), a more detailed description of the transaction must be included in the report and the Grantee may be required to provide information about the transaction to the bank in order to complete the transaction.
Notifications Applicable to Ireland
Director Notification Requirement. If the Grantee is a director, shadow director or secretary of the Company’s Irish subsidiaries or affiliates whose interests meet or exceed 1% of the Company’s voting rights, pursuant to Chapter 5 Part 5 of the Irish Companies Act 2014, the Grantee must notify the Irish subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., Restricted Stock Units or Shares), or within five business days of becoming aware of the event giving rise to the notification requirement, or within five business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director, or secretary).

Terms and Conditions Applicable to Israel

Securities Law Information. The grant of the Restricted Stock Units does not constitute a public offering under the Securities Law, 1968.
Data Privacy. The Company is based outside of Israel and grants Restricted Stock Units under the Plan to Employees and Non-Employee Directors of the Company and its subsidiaries, at its sole discretion. If the Grantee would like to participate in the Plan, the Grantee should carefully review the following information about the Company’s and the Grantee’s employer’s data processing practices.
Data Collection, Processing and Usage. The Company and/or the Grantee’s employer may collect, process, maintain and use personal data of the Grantee, including, without limitation, data such as name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, financial situation, citizenship, job title or description, any options, Shares or directorships held in the Company, and details of all Restricted Stock Units, options or other rights to purchase Shares cancelled, vested, or outstanding in the Grantee’s favor, which data the Company may receive from the Grantee, the Grantee’s employer or any other person (all “Personal Data”) to, among other things related to the Restricted Stock Units and Shares issued pursuant to exercise of the Restricted Stock Units, implement, administer or manage the Plan. The Grantee agrees and consents to the Company and/or the Grantee ‘s employer collecting, processing, maintaining and using the Grantee’s Personal Data.
Plan Administration Service Providers. The Company may transfer the Grantee’s Personal Data to an affiliated or independent Plan administration service provider which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Plan administration service provider and share the Grantee’ s personal Data with such other service provider. The Grantee hereby agrees and consents to the Company and/or Grantee ‘s employer transferring the Grantee’s Personal Data to any of such service providers.
Data Transfers. The Grantee consents and agrees to the Grantee’s employer’s transfer to the Company, and the Company’s transfer to the Grantee’s employer, of any Personal Data of the Grantee. For purpose of transfer of such Personal Data by the Grantee ‘s employer, the Grantee appoints the Company to act as the Grantee’s agent, understands and agrees that (i) such transfer may therefore be considered to be made to the Company by the Grantee, and (ii) that the Company or the Grantee‘s employer may transfer any of the Grantee’s Personal Data to an affiliated or independent Plan administration service provider in connection with the implementation, administration and management of the Plan. The Company is based in Delaware and its Plan administration service provider is currently, and any future Plan administration service provider is expected to be, based outside of Israel. This means that the Grantee’s Personal Data will be transferred and disclosed to persons, and maintained, outside of Israel. Israel has enacted data privacy laws that are different from, and may be less protective of the Grantee than, the privacy laws of the State of Delaware and even from other countries in which Plan administration service providers may be based or where Shares may be traded. Nevertheless, the Grantee hereby agrees and consents to the transfer to, and use and maintenance of, its Person Data, outside of Israel and agrees and acknowledges that such Personal Data may be subject to potentially lesser protections once outside of Israel than what is otherwise provided under Israeli law.
Data Retention. The Company will use the Grantee’s Personal Data to, among other things, implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Grantee’s Personal Data for such purposes, the Company may remove such data from its systems, except that the Company will retain such data longer if it is required to satisfy legal or regulatory obligations, and the Grantee hereby consents to such retention.
Voluntariness. The Grantee’s participation in the Plan and the Grantee’s understanding, agreements and grants of consent herein to the collection, processing, maintenance, use and transfer of the Grantee’s Personal Data is purely voluntary. The Grantee may deny or withdraw the Grantee’s agreements and consents herein to the collection, processing, maintenance, use and transfer of the Grantee’s Personal Data at any time. If the Grantee denies or withdraws such consent, the Grantee would not be able to participate in the Plan. This would not affect the Grantee’s salary as an employee of the Grantee’s employer or the Grantee’s career with the Grantee’s employer; the Grantee would merely forfeit the opportunities associated with the Plan.
Additional Legal Basis. The Grantee understands and agrees, that the Company and/or the Grantee’s employer may rely on a legal basis other than the Grantee’s consent for the collection, processing, maintenance, use or transfer of the Grantee’s Personal Data. The Grantee further understands, and agrees, that the Company and/or the Grantee’s employer may request the Grantee to provide another data privacy consent or a data privacy consent acknowledgment or agreement that the Company and/or the Grantee’s employer may deem necessary or advisable to obtain under current or future data privacy laws in Israel.

The Grantee understands that the Grantee may be unable to participate in the Plan if the Grantee fails to execute any such consent, acknowledgement or agreement.
Authorization. The Grantee authorizes the Company and the Grantee’s employer and their respective representatives to disclose to, and obtain from, all personnel or persons involved with the implementation, administration, or management of the Plan, any and all of the Grantee’s Private Data or other information and consents to the foregoing. The Grantee further authorizes the Company, the Grantee’s employer and any Plan administration service provider to discuss the Grantee’s participation in the Plan and the Grantee’s Personal Data to record such data or information and to keep such data or information in any Grantee’s employee or personal file.
Tax Notification. The Grantee’s Stock Awards is not intended to be tax-qualified under Section 102 of the Income Tax Ordinance and will be subject to tax pursuant to the non-trustee route under Section 102(c)(2). The Grantee will be subject to tax at the time of sale and the Grantee’s sale proceeds less any cost of acquisition will be classified as ordinary income, even if such sale occurs following termination of employment. Dividend equivalents will also be classified as ordinary income upon payment. In case of termination of engagement, the Grantee may be required to provide a guarantee for the payment of tax upon sale of the shares, at the discretion of the Company. Any and all taxes due in relation to the Restricted Stock Units and Shares, including any dividend equivalent, shall be borne solely by the Grantee. The Company and/or any subsidiary shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee hereby agrees to indemnify the Company and/or the Grantee’s employer and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee. The Company and/or the Grantee’s employer, to the extent permitted by law, shall have the right to deduct from any payment otherwise due to the Grantee or from proceeds of the sale of the Shares, an amount equal to any tax required by law with respect to the RSUs and Shares including any dividend equivalent. The Grantee will pay to the Company, or the Grantee’s employer any amount of taxes that they may be required to withhold with respect to the Restricted Stock Unit Shares that cannot be satisfied by the means previously described.
Language. The Grantee has had the opportunity to obtain sufficient explanations, including in Hebrew, of the contents of the Agreement, including without limitation this Addendum, and the advice of counsel prior to executing this Agreement. The Grantee acknowledges that it is familiar with the English language and does not require translation to any other language.
המשתתף מצהיר בזאת, כי השפה האנגלית מוכרת לו ואינו זקוק לתרגום לשפה אחרת.

Terms and Conditions Applicable to Italy

Foreign Asset/Account Reporting Information. If the Grantee is an Italian resident and holds investments or financial assets outside of Italy (such as cash or Restricted Stock Units) during any fiscal year which may generate income taxable in Italy (or if the Grantee is the beneficial owner of such an investment or asset even if the Grantee does not directly hold the investment or asset), the Grantee is required to report such investments or assets on his / her annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if the Grantee is not required to file a tax return). The Grantee should consult with his / her personal tax advisor as to whether the reporting obligation applies to the Grantee and whether he / she will be required to report details of any outstanding Stock Awards or Shares held by the Grantee outside of Italy in the Grantee's relevant annual tax return. These reporting obligations also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents may be subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year. No tax payment duties arise if the amount of the foreign financial assets held abroad does not exceed a certain threshold. The Grantee should contact their personal tax advisor for additional information about the foreign financial assets tax.

Stamp Duty and Wealth Tax. The Grantee may be subject either to a stamp duty on financial assets, or to a wealth tax on the value of the financial assets held abroad, depending on whether the relevant securities are deposited with an intermediary in Italy or in a foreign country. The Grantee should consult with his / her personal tax advisor as to whether the aforementioned stamp duty and / or wealth tax apply to the Grantee in connection with any Restricted Stock Units and/or cash and/or Shares held. The Company (or any of its direct or indirect subsidiaries or parent entities) will not be responsible for any liability arising as a result of, in connection with or in respect of any stamp duty and / or wealth tax in connection with the Restricted Stock Units granted pursuant to this Agreement.
Taxation of Dividends and Disposal of Shares. The Grantee should consult with his / her personal tax advisor in relation to taxation of dividend distributions and the tax treatment of any capital gain that may arise from the disposal of the Shares. The Company (or any of its direct or indirect subsidiaries or parent entities) will not be responsible for any liability arising as a result of, in connection with or in respect of any distribution of dividend distributions and any disposal of Shares in connection with the Restricted Stock Units granted pursuant to this Agreement.
Notifications Applicable to Korea (Republic of)
Foreign Asset/Account Reporting Notification. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) they hold in any foreign country to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. The report is due by the end of June of the following year. The Grantee should consult with their personal tax advisor to determine how to value your foreign accounts for purposes of this reporting requirement and whether the Grantee is required to file a report with respect to such accounts.
Data Retention. The Company will use the Grantee’s personal data only as long as necessary to implement, administer and manage the Grantee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs the Grantee’s personal data, which will generally be seven (7) years after the Grantee participates in the Plan, the Company will remove it from its systems. If the Company keeps the data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.

Notifications Applicable to Malaysia

Monthly Tax Deductions. The shares of common stock received by the Grantee when they became unrestricted under the Plan shall form part of your salary subject to income tax and the necessary monthly tax deductions as required by law. If the Grantee elects to satisfy any income tax payable arising from the Restricted Stock Units by himself / herself or have any arrangement with the local taxing authority regarding the income tax payable arising from the RSUs, the Grantee is required to inform the Company within 15 days from the vesting date of his/her choice or of any such arrangement with the local taxing authority.

For the purpose of computing the amount of income tax payable by the Grantee, taking into account the shares of common stock granted to the Grantee under the Plan, in respect of the monthly tax deductions, the Grantee is responsible for informing the Company if he / she is subject to tax in any countries other than Malaysia for the necessary apportionment to be made, or if the Grantee is no longer a Malaysian tax resident. Such notification shall be made within 15 days of any change. For the avoidance of doubt, the dividend equivalents that accrued on the portion of shares of common stock received by the Grantee under the Plan will not be subject to income tax and the relevant monthly tax deductions by the Company, and the Grantee is encouraged to seek professional tax advice regarding his / her individual circumstances.

Director Reporting Requirement. If the Grantee is a director of the local affiliate in Malaysia, the Grantee has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Grantee is granted a Stock Award under the Plan, (ii) when the Grantee’s Restricted Stock Units are settled and the Grantee receives Shares, (iii) when Shares are sold or (iv) when there is an event giving rise to a change with respect to the Grantee’s interest in the Company. The Grantee must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.
Notifications Applicable to Mexico

Commercial Relationship. The Grantee expressly acknowledges that the Grantee’s participation in the Plan and the Company’s grant of the Stock Award does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted the Stock Award as a consequence of the commercial relationship between the Company and the Subsidiary in Mexico that employs the Grantee, and the Company’s Subsidiary in Mexico that employs is the Grantee’s sole employer. Based on the foregoing: (a) the Grantee expressly acknowledges that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Grantee and the Subsidiary in Mexico that employs the Grantee; (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary in Mexico that employs the Grantee; and (c) any modifications or amendments of the Plan or benefits granted thereunder by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary in Mexico that employs the Grantee.

Extraordinary Item of Compensation. The Grantee expressly recognizes and acknowledges that the Grantee's participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Grantee's free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Appendix. As such, the Grantee acknowledges and agrees that the Company, in its sole discretion, may amend and/or discontinue the Grantee's participation in the Plan at any time and without any liability. The value of the Restricted Stock Units is an extraordinary item of compensation outside the scope of the Grantee's employment contract, if any. The Restricted Stock Units are not part of the Grantee's regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Company’s Subsidiary in Mexico that employs the Grantee.

Securities Law Information. The Restricted Stock Units and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement, this Appendix and any other document relating to the Restricted Stock Units may not be publicly distributed in Mexico. These materials are addressed to the Grantee only because of the Grantee’s existing relationship with the Company and its subsidiaries and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or its subsidiaries made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

Tax Liability. In accordance with the Mexican Income Tax Law, any income obtained by Mexican resident individuals from a grant by their employer, or any related party to the employer, of shares issued by the employer, or any related party to the employer, at no cost, or at a discount (with respect to their market value at the vesting date), is considered salary income. The taxable income is determined based on the market value of the shares at the vesting date. Any price or premium paid by the employee shall be deducted. The net income will be subject to the ordinary progressive income tax rate (i.e. 1.92-35%).

Tax Withholding. In accordance with the Mexican Income Tax Law, Mexican resident entities acting as employers are obligated to withhold income tax from all salary payments to their employees, including any income derived from granting shares, such as the Restricted Stock Units. Thus, the Mexican employer will be obligated to withhold income tax from the employee with respect to any taxable income derived from the grant of Restricted Stock Units. Therefore, as a condition precedent to the issuance or delivery of any Restricted Stock Units pursuant to grant made hereunder, any taxes and/or and social security contributions which may be required to be withheld or paid as a result of, in connection with or with respect to the grant, issue, vesting or exercise of such award (as applicable) (the "Required Tax Payment"). The Company shall not be required to issue, deliver or release any Restricted Stock Units pursuant to a grant until such withholding is applied by the Employer. Such withholding may be applied, at the sole discretion of the Company, by liquidating such amount of Shares which would otherwise be delivered to the holder having an aggregate Fair Market Value, determined as of the vesting date, equal to the Required Tax Payment, as is necessary to enable the Employer to satisfy any such obligation.

Restrictive Covenants. For the purposes of the Award, the Grantee's employment will be considered exclusively with the Company’s entity in Mexico (the “Mexico Subsidiary”).

The confidential information shall be treated as an industrial secret and, as such, shall be subject to the provisions of Articles 82, 83, 84, and 85 of the Industrial Property Law in effect in Mexico, in conjunction with Articles 223, Sections IV, V, and VI, and 224 of the same law, as well as Articles 210 and 211 of the Federal Penal Code.

In the event that the Grantee fails to comply with any of the confidentiality obligations within the specified timeframes, the Company or the Mexico Subsidiary shall have the right to seek a contractual penalty, as determined by the appropriate judicial authority. The parties acknowledge that such penalty shall be proportionate to the damages incurred by the Company due to the Grantee's breach of this Agreement.

The Grantee acknowledges that the compensation received during their employment is sufficient to satisfy the non-compete and non-solicitation provisions in Section 7 of the Agreement. The Grantee affirms that this compensation, including any awards, is entirely reasonable. However, unless Mexico’s Subsidiary decides otherwise, the Grantee may be offered additional compensation in exchange for compliance with the non-compete and non-solicitation provisions. In such a case, the terms of such additional compensation shall be formalized through a separate agreement.

Terms and Conditions Applicable to the Netherlands

Waiver of Termination Rights. The Grantee hereby waives any and all rights to compensation or damages as a result of the Grantee’s termination of employment with the Company or any Subsidiary of the Company whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements under the Plan, or (ii) the Grantee ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

Data Privacy. The Grantee understands that in the context of this Agreement and the Plan the Company and any Subsidiaries may hold certain personal information about the Grantee, i.e. the Grantee's name, signature, home address and telephone number, date of birth, citizen service number (BSN) or other identification number (insofar as allowed under the national laws), salary, nationality, job title, bank account and/or payment details, any shares or directorships held in the Company or any Subsidiaries, details of all Awards, or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee's favor. This personal information qualifies as personal data within the meaning of the EU 2016/679 General Data Protection Regulation (the “GDPR”) (hereafter: “Personal Data”).

The Controller of the processing of these Personal Data under the Plan is Jabil Inc., with registered offices at 10800 Roosevelt Boulevard North, St. Petersburg, Florida 33716, United States of America. The Controller and its representatives in the Netherlands are available by contacting the Company’s legal department (entity management).

The Personal Data will be processed for the exclusive purpose of (i) allocating Shares, (ii) implementing, managing and administering the Grantee's participation in the Plan, (iii) communicating with the Grantee in connection with the Plan, (iv) internal administration, (v) complying with the Company’s legal obligations, and (vi) for the purposes of the Company’s legitimate interests such as to establish, exercise or defend its rights and legal position and to monitor compliance with the Plan (the “Purposes”), in accordance with the applicable data privacy laws including the GDPR and the Dutch GDPR Implementation Act.

The Company’s legal bases for the processing of Grantee’s Personal Data for the abovementioned Purposes are: (i) complying with legal obligations that apply to the Company, including obligations under fiscal, tax, labour and securities laws, (ii) performing its contractual obligations as described in the Agreement and/or the Plan (as applicable), and (iii) the legitimate interests pursued by the Company in relation to the management, improvement and protection of the Plan, including internal administration and processing in the context of the establishment, exercise or defense of a legal claim in relation to the Agreement.

The Grantee also understands that providing the Company with the Personal Data included above is necessary for the performance of the Plan and that the Grantee's refusal to provide such Personal Data or otherwise would prevent the (further) collection us and transfer of his/her Personal Data by the Controller, could make it impossible for the Company to perform its (contractual or legal) obligations and may affect the Grantee's ability to participate in the Plan. As the Grantee’s participation in the Plan is purely voluntary, this would not affect the Grantee's existing employment, career, nor salary; instead, the Grantee merely may forfeit the opportunities associated with the Plan.

The Grantee understands that the Personal Data will be shared with the stock plan services provider(s) designated by the Company (presently or in the future), or other third parties involved in or furthering the implementation, management and administration of the Plan. Such service providers act only upon the explicit instructions of the Controller and do not process the Personal Data for any other purpose than the Purposes listed above. In addition, the Company has ensured that such service providers have appropriate technical and organizational security measures in place to guarantee an adequate level of protection of the Personal Data. In addition, the Company may also share the Personal Data with external advisors or lawyers, banks, payroll providers, (potential) business partners in the context of a contemplated sale or restructuring of the Company and with competent supervisory authorities, in so far as this is necessary for the Purposes. The Grantee may at any time request a list of the recipients of the personal Data by contacting his/her local human resources representative.

The Grantee understands that the recipients of the Personal Data may be located in the United States or other countries outside the European Economic Area (the “EEA”) and that the recipients’ country may therefore not have or may have different data privacy laws and protection than the Grantee’s country. The (international) transfer of Personal Data between the Company and third parties outside the EEA shall be based on adequate transfer mechanisms such as the EU Model Clauses in combination with a data transfer impact assessment or any other mechanism in accordance with article 44 et seq. GDPR, and in line with the recommendations of the European Data Protection Board. For more information on the transfer mechanisms used, and/or to obtain a redacted copy of such appropriate safeguards, the Grantee may contact his/her local human resources representative. In the absence of appropriate safeguards, Grantee’s Personal Data will not be transferred to a third party located outside the EEA, unless a specific derogation applies in the sense of article 49 of the GDPR.

The Controller will take steps to ensure Data is accurate and up to date. From time to time the Grantee will be required to review and update his/her Personal Data. Personal Data will only be held for as long as it is necessary for the Purposes listed above. The Personal Data shall be retained for 7 years after participation in the Plan has been terminated, unless longer retention of Personal Data is required, for example based on a legal obligation or in order to establish, defend or exercise a legal position.

Under the GDPR, the Grantee (as a ‘data subject’) has certain rights in relation to his/her Personal Data. Therefore, upon written request to the local human resources representative, the Grantee may at any time, without any cost and under certain circumstances in accordance with the GDPR:

(i)be given access to his/her Personal Data;
(ii)receive information about the processing of his/her Personal Data;
(iii)request restriction of (part of) the processing of his/her Personal Data;
(iv)request rectification or erasure of (part) of his/her Personal Data;
(v)exercise his/her rights to data portability, within the limits set in the GDPR; and/or
(vi)lodge a complaint with the competent supervisory (national) authority in case the Grantee considers that there has been an infringement of the Data Protection laws.
The Grantee may also object to the processing of his/her Personal Data within the limits set in the Data Protection laws.

Notifications Applicable to Poland
Exchange Control Notification. If the Grantee transfer funds in excess of €15,000 in a single transaction in connection with the sale of shares of common stock or the receipt of dividends or dividend equivalents under the Plan, the funds may need to be transferred via a Polish bank account. The Grantee is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. Penalties may apply for failure to comply with exchange control requirements.
Foreign Asset/Account Reporting Notification. Polish residents holding foreign securities (e.g., shares of common stock) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN7,000,000. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland. The Grantee should consult with their personal legal advisor to determine their personal reporting obligations.

Notifications Applicable to Singapore
Restriction on Sale and Transferability. The Grantee acknowledges that the Plan, this Stock Award and the terms have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan, this Stock Award, the terms and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Stock Award and/or shares of common stock underlying the Stock Award may not be circulated or distributed, nor may the Stock Award and/or shares of common stock underlying the Stock Award be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part 13 of the Singapore Securities and Futures Act 2001 (“SFA”), save for section 280 of the SFA. The Grantee further acknowledge that any transfer and/or disposal of the Stock Award and/or shares of common stock underlying the Stock Award by you (as may be allowed under the Plan, this Stock Award and the Terms and subject to compliance with applicable laws) shall be subject to the condition that the foregoing restrictions shall be imposed on each and every transferee and purchaser, and subsequent transferee and purchaser, of the relevant Stock Award and/or shares of common stock underlying the Stock Award.
Notification under Section 309B(1) of the SFA. The Stock Award and Common Units are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as

defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Director Notification Obligation. The Grantee acknowledges that if he / she is a director or shadow director of a Subsidiary in Singapore, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Subsidiary in Singapore in writing when the Grantee receives an interest (e.g., Restricted Stock Units, Shares) in the Company. In addition, the Grantee acknowledges that he / she must notify the Subsidiary in Singapore when he / she sells Shares. These notifications must be made within two days of acquiring or disposing of an interest in the Company. In addition, the Grantee acknowledges that he / she must make a notification of the Grantee’s interest in the Company within two days of becoming a director. If the Grantee is the Chief Executive Officer (“CEO”) of a Singapore subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore subsidiary, the above notification requirements also may apply to the Grantee.
Securities Law Information. The Restricted Stock Units are being granted to grantees pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Grantee should note that the Restricted Stock Units are subject to section 257 of the SFA and the Grantee will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of Shares subject to the Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.
Data Protection. The Grantee acknowledges that:
(a)    personal data of the Grantee as contained in each document and/or any other notice or communication given or received pursuant to the Plan and/or this Agreement, and/or which is otherwise collected from the Grantee (or their authorised representatives) will be collected, used and disclosed by the Company and/or the relevant subsidiary for the purposes of implementing and administering the Plan, facilitating the Grantee’s participation in the Plan, complying with any applicable laws, listing rules, take-over rules, regulations and/or guidelines, and all other purposes as may be informed to the Grantee from time to time;
(b)    by participating in the Plan, the Grantee also consents to the collection, use and disclosure of his/her personal data for all such purposes, including disclosure of personal data of the Grantee held by the Company to any of its subsidiaries and/or to third party administrators who provide services to the Company and/or the Employer (whether within or outside Singapore), and to the collection, use and further disclosure by such persons of such personal data for such purposes; and
(c)    the Grantee also warrants that where he discloses the personal data of third parties to the Company and/or the relevant subsidiary in connection with the Plan and/or this Agreement, he has obtained the prior consent of such third parties for the Company and/or the relevant subsidiary to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Grantee shall indemnify the Company and/or the relevant subsidiary in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Grantee’s breach of this warranty.
(d)    To the extent that the Grantee withdraws consent given in connection with the above, the Company and/or the Employer may use its discretion under this Agreement to terminate the options for no consideration.
Terms and Conditions Applicable to Spain

Labor Law Acknowledgment. By accepting this Stock Award, the Grantee acknowledges that they understand and agree that they consent to participate in the Plan and that they have received a copy of the Plan. The Grantee understands that the Company, in its sole discretion, has unilaterally and gratuitously decided to distribute incentives under the Plan to individuals who may be employees of the Company or its subsidiaries, affiliates or joint ventures throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its subsidiaries, affiliates or joint ventures over and above the specific terms of the Plan on an ongoing basis. Further, the Grantee understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary Stock Award since the future value of the Stock Awards and shares of common stock is unknown and unpredictable. In addition, the Grantee understands that the Stock Award would not be made to them but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Stock Award shall be null and void.

The Grantee also understands and agrees that, as a condition of the grant of the Stock Award, the termination of the Grantee’s employment for any reason (including the reasons listed below), the Stock Award will cease vesting immediately effective on the date the Grantee is no longer providing services to the Grantee’s employer or the Company or any of its subsidiaries, affiliates or joint ventures (unless otherwise specifically provided in the Terms). In particular, the Grantee understands and agrees that the Stock Award will be forfeited without entitlement to the underlying shares of common stock or to any amount as indemnification in the event of a termination of the Grantee’s employment as described in the Terms prior to expiration of the restricted period by reason of, including but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Grantee’s employer and under Article 10.3 of the Royal Decree 1382/1985.

Exchange Control Notification. The Grantee is required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), as well as securities (including shares of common stock acquired under the Plan) held in such accounts, if the value of the transactions for all such accounts during the prior year or the balances in such accounts (including any payments of cash or shares of common stock made to the Grantee pursuant to the Plan) together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Generally, the Grantee will be required to report on an annual basis.

Foreign Asset/Account Reporting Notification. The Grantee may be subject to a tax reporting obligation if the Grantee holds assets and/or have bank accounts outside of Spain. If the value of the assets, including shares of common stock, dividends, dividend equivalents, or the bank accounts outside of Spain exceeds €50,000 (as determined separately for assets and for bank accounts) as of December 31 of the relevant tax year, the Grantee will be required to report the assets and/or bank accounts on their annual tax return for such year (or at any time during the year in which the Grantee disposes of such right or asset). After the assets and/or bank accounts are initially reported, the Grantee will be subject to the reporting obligations only if the value of any previously-reported assets or accounts increases by more than €20,000. The reporting must be completed by March 31 each year. The Grantee should consult with their personal tax and legal advisors to ensure compliance with their personal reporting obligations.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Stock Award. The Plan and the Terms have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Terms and Conditions Applicable to Sweden

Authorization to Withhold. This provision supplements Section 9 of the Agreement:

Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 9 of the Agreement, by accepting the Restricted Stock Units, the Grantee authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to the Grantee upon settlement/vesting to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

Notifications Applicable to Switzerland

Securities Law Information. The Restricted Stock Units are not intended to be publicly offered in or from Switzerland. Because the offer of the Restricted Stock Units is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other materials relating to the Restricted Stock Units (a) constitutes a prospectus as such term is understood pursuant to article 35 et. seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any other Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority “FINMA”.

Tax Reporting Information. (i) At grant. The Grantee will receive an addendum to their annual salary statement, reporting the details of their Stock Awards granted to them. The Grantee is required to file such addendum with their tax return. Furthermore, the Grantee is required to declare all Stock Awards granted to them under the Plan which should not be subject to the net wealth tax, but must be reflected “pro memoria” in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Grantee is required to file with their annual tax return. (ii) At vesting. The Grantee will receive an addendum to the annual salary statement, reporting the taxable income realized upon vesting of the Stock Awards granted to them. The Grantee is required to declare such income in and to file the addendum with their tax return. Any shares of common stock acquired upon vesting will be subject to the net wealth tax and must be reported in the statement on bank accounts and securities (Wertschriftenverzeichnis) that the Grantee is required to file with their annual tax return.

Data Privacy – Transfer of personal data to the United States. The Grantee acknowledges and agrees that their personal data will be transferred to the United States and that there is a risk, in particular, that the rights provided for by Swiss (and EU data protection laws, as applicable) may only be guaranteed to a limited extent and that foreign authorities, i.e. authorities of the United States may gain access to the Grantee’s personal data with or without the Grantee’s knowledge. Such access may also result in further tracking and/or observations by foreign authorities.

Notifications Applicable to Taiwan

Securities Law Information. The offer to participate in the Plan is available only for employees of the Company and its Subsidiaries. The offer to participate in the Plan is not a public offer of securities by a Taiwanese company. Therefore, it is not subject to registration in Taiwan.

Exchange Control Notification. The Grantee may acquire and remit foreign currency (including proceeds from the sale of shares of common stock or the receipt of any dividends or dividend equivalents) through an authorized foreign exchange bank, into Taiwan, up to US$5,000,000 per year without justification. Remittance of funds related to the sale of shares of common stock should be made through an authorized foreign exchange bank. If the transaction amount is TWD$500,000 or more in a single transaction, the Grantee must submit a Foreign Exchange Transaction Form.

Restrictive Covenants. In consideration for the Grantee’s performance of the post-termination non-compete obligation under Section 7(a)(i) of this Agreement, the Grantee’s employer shall, subject to the paragraph below, pay to the Grantee the higher of (a) the minimum non-compete compensation, if any, required by the applicable local laws and regulations where the Grantee is employed, and (b) the non-compete compensation, if any, that has been agreed by and between the Grantee and its employer in any separate non-compete agreement. The employer shall no longer be obligated to pay the Grantee the above-mentioned compensation if during the non-compete period in Section 7(a) the employer releases the Grantee from the non-compete restriction under Section 7(a) by giving the Grantee a notice, or the Grantee accepts new employment or engages in any other activity with a Competitor with the written consent of the employer, or there occurs any other circumstance that the Grantee is no longer able to work (e.g., death or disability).

Terms and Conditions Applicable to the United Kingdom

Responsibility for Taxes. This provision supplements Section 9 of the Agreement:

Without limitation to Section 9 of the Agreement, the Grantee agrees that the Grantee is liable for all Tax-Related Items and hereby covenants to pay all such taxes, as and when requested by the Company or (if different) the Grantee’s employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Grantee also hereby agrees to indemnify and keep indemnified the Company and (if different) the Grantee’s employer against any such taxes that they are required to pay or withhold on the Grantee’s behalf or have paid or will pay to the HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Grantee is a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply.  In the event that the Grantee is a director or executive officer and income tax due is not collected from or paid by the Grantee within 90 days after the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit to the Grantee on which additional income tax and national insurance contributions may be payable. The Grantee acknowledges that the Grantee ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or (if different) the Grantee’s employer for the value of any employee national insurance contributions due on this additional benefit, which the Company or (if different) the Grantee’s employer may recover from the Grantee at any time thereafter by any of the means referred to in the Agreement.

At the election of the Company, the Grantee shall enter into an election jointly with the Company, pursuant to Section 431 of the U.K. Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”), electing that the market value of the Shares at the time of vesting be calculated as if such shares were not “restricted securities”, in form prescribed by the Company. Without such election, any gains made on disposal of the Shares may be subject to a partial income tax charge.
In the event the Grantee has failed to make arrangements pursuant to the “Tax Withholding” section of the Terms, for the amount so indemnified hereunder, the Grantee shall pay to the Company (or such other affiliate, as the case may be) the balance in cash promptly on written demand and in any event within sixty (60) days from the date on which any relevant amount indemnified is due to be accounted for to the applicable tax authority, failing which the Grantee shall also be liable to account to the Company or any affiliate for any additional liability that may arise to the Company or such other affiliate as a result of the operation of Section 222 of ITEPA.
Restrictive covenants. Section 7 of the Agreement shall be governed by the laws of England and Wales. The restricted periods in Section 7 of the Agreement shall be reduced by any period the Grantee spends on garden leave.